SENIOR FUNDS
                    AMENDMENT NO. 1 TO MASTER TRUST AGREEMENT

AMENDMENT No. 1 to the Master Trust Agreement of Senior Funds, dated December 13, 2000, made at Houston, Texas, on January 22, 2001, by the Trustees hereunder.

                                   WITNESSETH

WHEREAS, Section 7.3 of the Master Trust Agreement dated December 13, 2000 (the "Agreement"), of Senior Funds (the "Trust"), provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

WHEREAS, a majority of the Trustees of the Trust desire to amend the Agreement to authorize new sub-trusts or series and issuance of shares and classes of shares by the sub-trusts; and

WHEREAS, a majority of the Trustees of the Trust on January 22, 2001, have duly adopted the amendment to the Agreement shown below and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts;

NOW, THEREFORE, the undersigned Trustees pursuant to the authorization described above, hereby amend Section 4.2 of the Master Trust Agreement, as heretofore in effect, to read as follows:

     SECTION 4.2  ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS.

     Without limiting the Trustees' authority to establish further sub-trusts pursuant to Section 4.1, the Trustees hereby establish the following sub-trusts:

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Master Trust Agreement Amendment No. 1
Senior Funds
February 22, 2001
Page 2 of 2

                    Senior U. S. Government Total Return Bond Fund Senior Corporate Bond Fund
                    Senior Balanced Growth Fund
                    Senior Large Cap Equity Fund
                    Senior Money Market Fund
                    Senior Balanced 50 Funds
                    Senior Balanced 60 Funds
                    Senior Balanced 70 Funds

          Except for the Senior Money Market Fund, which is authorized to issue one class of shares not subject to a distribution plan, each sub-trust is authorized to issue 2 classes of shares; a no load class subject to a distribution plan adopted pursuant to rule 12b-1 under the investment company act of 1940; and institutional class not subject to a distribution plan.

WITNESS WHEREOF, our hands and seals this 22nd day of January 2001.


-----------------------------------          -----------------------------------
Philip C. Pauze, Trustee                     Stephen P. Pauze, Trustee


-----------------------------------          -----------------------------------
Robert J. Pierce, Trustee                    E. Malcolm Thompson, Trustee

-----------------------------------
______________,  Trustee

STATE OF TEXAS      )
                    )    ss:
COUNTY OF HARRIS    )

Before me, a Notary Public in and for said county and state, personally appeared the above named list names, who acknowledged that they did sign the foregoing instrument in the capacity indicated and that the same is his free act and deed on this _______day of February 2001.

My Commission Expires:
                       ------------------------------------

Signature of Notary Public:
                            -------------------------------